Exhibit 35.1

388 Greenwich Street, 14th Floor

New York, NY 10013

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement, dated as of August 1, 2014. (the “Agreement”), by and among Morgan Stanley Capital I Inc., as Depositor; Wells Fargo Bank, National Association, as, Master Servicer; Rialto Capital Advisors, LLC, as Special Servicer; Pentalpha Surveillance LLC, as Trust Advisor; Citibank, NA as Trustee, Certificate Administrator, Certificate Registrar and Authenticating Agent; and Wells Fargo Bank, National Association as Custodian the following:

Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Pentalpha Surveillance LLC, as trust advisor, Citibank, N.A., as trustee, Certificate Administrator, (the “Certificate Administrator”), and Wells Fargo Bank, National Association, as Custodian the following:

(A) A review of the Company’s activities as Certificate Administrator during the reporting period ending December 31, 2015 and its performance under the Agreement has been made under my supervision.

(B) To the best of my knowledge, based on such review, as of and for the reporting period ending December 31, 2015, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: February 29, 2016

Citibank, N.A.

By:
Name:	Karen Montbach
Title:	Managing Director

Agency & Trust